EXHIBIT 10.71

ZAP AND REMY INC.
DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (the "Agreement") is entered into as of this 27th day of October, 2010 (the "Effective Date"), by and between ZAP ("ZAP"), with an address at 501 Fourth Street, Santa Rosa, California 95401 and Remy Inc. ("Supplier"), a Delaware corporation with an address at 600 Corporation Drive, Pendleton, Indiana 46064. Each of ZAP and Remy are individually referred to herein as a "Party," and are collectively referred herein as the "Parties"

ZAP is in the business of, among other things, designing, developing, manufacturing and selling specialty electric vehicles and Remy is in the business of, among other things, designing, developing, manufacturing and selling hybrid electric motors. ZAP is engaging Remy to supply its requirements for certain products to ZAP for use in certain electric vehicles to be developed, manufactured, marketed, sold and distributed by ZAP.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Services/Products. ZAP shall purchase from Remy one-hundred percent (100%) of its requirements for the products set forth in and attached hereto as Exhibit A (the "Products") for the Term in accordance with the terms and conditions of this Agreement.

2.            Pricing; Tooling. The pricing and tooling terms for the Products are set forth in and attached hereto as Exhibit A.

3.            Payment Terms. Full payment for all Products supplied under this Agreement shall be due and payable in cash within net thirty (30) days of shipment.

4.            Delivery Terms. Remy shall ship the Products Ex Works to the designated Remy facility (the "Delivery Location") in accordance with Incoterms 2000. Title to and risk of loss, injury or destruction of any Products furnished by Remy under this Agreement shall pass to ZAP upon delivery of the Products to the Delivery Location.

5.   Term. This Agreement shall continue in full force and effect for a period of time commencing on the Effective Date and continuing for a period of three (3) years thereafter (the "Term"). Following the expiration of the initial Term period, the Agreement shall automatically renew for consecutive one (1) year periods unless a Party provides the other Party written termination notice within six (6) months prior to the end of a given Term period.

6.            Termination.

6.1 Termination for Cause. If either Party breaches any of its material obligations under this Agreement, the non-breaching Party may terminate this Agreement effective immediately upon written notice to the breaching Party.

6.2 Termination for Insolvency. Either Party may terminate this Agreement effective immediately upon written notice to the other Party if the other Party (i) becomes insolvent or makes an assignment for the benefit of creditors, (ii) files or has filed against it any petition under any applicable bankruptcy, insolvency, reorganization or similar debtor relief law which is not discharged within thirty (30) days of said filing, (iii) requests or suffers the appointment of a trustee or receiver, or the entry of an attachment or execution as to a substantial part of its business or assets or (iv) undergoes a Change of Control. "Change of Control" means a sale, merger, reorganization, restructuring or any other transaction whereby a third party (i) acquires all or substantially all of Remy's the assets, (ii) acquires more than fifty percent (50%) of the ownership interest in Remy, or (iii) otherwise acquires the power to direct or cause the direction of the management and policies of Remy whether by voting power, contract or otherwise.

7.            Confidentiality. The terms and conditions of the Mutual Non-Disclosure Agreement entered into between the Parties on November 24, 2009 shall remain in full force and effect during the Term of this Agreement.

8.            Intellectual Property.

8.1 Pre-Existing Materials and Background Intellectual Property.The Parties understand and agree that each Party has developed or owns certain designs, developments, and technical materials as of the Effective Date (collectively, "Pre-Existing Materials"), which Pre-Existing Materials are and shall remain the sole property of each respective Party. Additionally, each Party may own Intellectual Property rights with respect to Pre-Existing Materials (collectively, "Background Intellectual Property Rights"), which Background Intellectual Property Rights are and shall also remain the sole property or each respective Party. No rights or licenses are granted by either Party with respect to its Pre-Existing Materials or Background Intellectual Property Rights other than those expressly stated in this Agreement. For purposes of this Agreement, "Intellectual Property" means all proprietary or other intellectual property rights, including patents (including any applications, additions, continuations, continuations in part, divisions, reissues, renewals or extensions based thereon), copyrights, trademarks, trademark registrations, trade secrets and any other item considered intellectual property under statutory or common law principles in any jurisdiction in the world which provides proprietary or other intellectual property rights.

8.2 Developed Intellectual Property.In conjunction with the services under this Agreement, the Parties recognize that new technology and Intellectual Property will be created and developed ("Developed Intellectual Property"). The Parties agree that Remy shall own all Developed Intellectual Property related to the Products and interfacing features thereto (and methods of manufacturing thereof) and ZAP shall own the remaining Developed Intellectual Property. Each Party shall promptly notify the other Party of any Developed Intellectual Property related to the other Party's technology area, providing such detail and information as is reasonably necessary.

9.            Warranty. The warranty period for the Products shall be 3 years / 36,000 miles from the date of purchase (the "Warranty Period"). The warranty plan is limited to replacement or repair of Products at no cost to ZAP. Remy and ZAP will work together to identify the root cause of any Product failures, and any failures that are the result of workmanship or assembly errors in the Products that fall within the Warranty Period shall be the responsibility of Remy.

10.            Representations and Warranties. Each Party represents and warrants to the other that: (a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the obligations contemplated by this Agreement; (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; (c) the execution, delivery and performance of this Agreement do not and will not result in a breach or constitute a default under any other agreement to which it is a party or by which it is bound; and (d) this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against it in accordance with their terms. The Parties further represent and warrant to each other that neither the execution and delivery of this Agreement or the other agreements or documents contemplated hereby, nor the performance by the Parties, of their obligations hereunder or thereunder, will (i) conflict with, result in the breach of, constitute (without or without notice or lapse of time or both) a default under, result in the acceleration of, create in any Third Party the right to accelerate, terminate or modify any material contract to which either the representing Party is bound, (ii) violate, contravene or conflict with any order, injunction, decree, judgment, ruling, verdict, status, rule or regulation of any local, state or federal court, legislative, executive, governmental or regulatory authority or agency to which the representing Party is subject, or (iii) require the consent, approval, authorization or waiver of any court (including the United States Bankruptcy Court), receivership, trustee, creditors' committee or another third party.

11.            Future Programs. ZAP and Remy agree to pursue and negotiate in good faith future joint development programs and commercial supply arrangements on mutually agreeable terms. ZAP grants Remy a right of last refusal ("ROLR") on such future programs. Under such ROLR, ZAP will submit to Remy a statement of requirements ("SOR") for the prospective program, and Remy shall then have ten (10) business days to determine whether it has or can develop a product offering to meet ZAP requirements. In the event that Remy does not have or is not willing to develop a product to meet the SOR requirements, ZAP shall have full rights to source and purchase its requirements under the new program from a third party supplier.

12.            Miscellaneous.

12.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

12.2 Assignment; Amendment.Neither Party may assign their rights or obligations hereunder, nor may this Agreement be modified or amended, without a separate writing signed by each of the Parties.

12.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles. Any action in connection with this Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and both Parties consent to the jurisdiction thereof.

12.4 Force Maieure. Any delay or failure of either Party to perform its obligations hereunder shall be excused if such delay or failure is a result of an event or occurrence beyond the reasonable control of the Party and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), illegality or regulatory restriction, fires, floods, windstorms, explosions, riots, natural disasters, wars or other casualty, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment, energy, utilities or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected Party to the other Party as soon as possible after the event or occurrence (but in no event more than ten (10) days thereafter).

12.5 Relationship of the Parties. Nothing set forth in this Agreement shall be deemed to create a partnership or joint venture between the parties. Each party is an independent contractor and neither party shall act as an agent of, or have authority to bind, the other party.

12.6 No Third Party Beneficiaries. Nothing contained in this Agreement is intended or will be construed to confer upon any third party any rights, benefits or remedies of any kind or character whatsoever.

12.7 Dispute Resolution. The parties shall attempt in good faith to resolve all claims, disputes and other disagreements (each, a "Dispute") relating to this Agreement. If a Dispute cannot be resolved through good faith negotiations, either party may submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in force. The arbitration shall take place in Chicago, Illinois area and shall be before a single arbitrator who shall be an attorney who is a member of the national panel of the AAA. The arbitrator's fees and expenses and other costs of the arbitration proceeding shall be borne equally by the parties; provided, however, that the arbitrator shall determine whether and to what extent either party is a prevailing party and shall award costs of arbitration and attorney's fees, to the prevailing party, if any.

12.8 Binding Authority. Each Party represents to the other that it has full power and authority to enter into this Agreement and that the persons signing below on behalf of each such Party have been duly authorized to execute this Agreement.

12.9 Survival. The provisions of Sections 7, 8, 9, 10 and 11 of this Agreement shall survive the termination of this Agreement.

12.10 Construction. The provisions of this Agreement will be interpreted and construed in accordance with their fair meanings, and not strictly for or against any Party, regardless of which Party may have drafted this Agreement or any specific provision. The headings used in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.12 Notices. All notices, requests, demands and other communications between the Parties required or permitted under this Agreement shall be in writing and either hand delivered in person or by overnight courier service, delivered by facsimile, or delivered by certified or registered mail, postage pre-paid to the parties' principal place of business as designated and provided to the other Party or to such other address as a party may designate in writing to the other Party from time to time. Notice shall be effective upon hand delivery or delivery by courier service to the intended recipient thereof, the next business day after receipt of verification of successful transmission if delivered by facsimile, or five (5) business days after the date of mailing.

12.13 Severability. If any provision of this Agreement (or part thereof) shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

12.14 Waiver. No delay or failure by any Party in exercising any right, power or privilege (each, a "Right") under this Agreement shall impair any such Right or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any Right shall preclude the further exercise of such Right, or the exercise of any other Right. No waiver shall be valid unless made in writing and signed by the Party to be charged therewith and then only to the extent expressly specified therein.

12.15 Entire Agreement. This Agreement (including all Schedules attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, oral or written, between the Parties with respect to the subject matter hereof.

12.16 Conflicts. In the event of any conflict or dispute between the terms and conditions of this Agreement and the terms of any purchase order or other terms and conditions of purchase, the terms of this Agreement shall control.

12.17 WAIVER OF JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES. NO PARTY WILL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

12.18 Counterparts. This Agreement may be executed in any number of counterparts, and signatures may be provided via fax or other electronic means, each of which shall be considered an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their undersigned, duly authorized representatives.

ZAP	Remy Inc
/s/ Gary Starr	/s/ John Pittas, President

EXHIBIT A

I. PRICING

HVH250-090S0C7 and/or HVH250-090P0C7

Cumulative	<12,000 units	<12,001 —	<32,001 —	<50,000
Volume		32,000	50,000
Motor	$1,620.00	$1,580.00	$1,329.00	$1,198.00
Housing	$757.00	$716.00	$691.00	$647.00
TOTAL	$2,377.00	$2,297.00	$2,021.00	$1,846.00

Part Number
Model

8900085

HVH250S0C7 in housing with VS215 plate —
24T male splined shaft
8900107

HVH250P0C7 in housing with VS215 plate —
24T male splined shaft

The above pricing shall be in United States Dollars and all costs relating to transportation, exporter's charges, insurance, documentation and duties shall be responsibility of ZAP. The above pricing shall include standard packaging, as agreed upon between the Parties, and any deviations there from may be subject to additional charges.

The above pricing reflects the design content of the Products as of the Effective Date of October 26, 2010. However, such pricing is subject to modification based upon any modifications of product content.

Any adjustments to the above pricing metals base shall be pricing upon the international standard(s): copper $3.576 lb. Source: Platt Monthly; MW Prod Cathode, electrical grade steel $.95.26 lb. Source: AK Steel, aluminum $1.041 lb. Source: Platt Monthly; MW Aluminum A-380 Alloy, and rare earth metals Nd (Neodymium) $59.67 kg and Dy (Dysprosium) $389.44 kg Source: Bank of Tokyo Exchange. The metal prices are based on value of these metals at the time of this agreement. Remy reserves the right to increase motor prices based on a 5% increase in metals prices.

All costs relating to taxes, exporter's charges, customs documentation and duties shall be the responsibility of ZAP.

Schedule I

Pre-Production Samples and Production Pricing

Pre-Production Sample Plan (HVH250-090)

Remy will at no charge provide ZAP with one (1) pre-production sample consisting of the HVH250-090 motor assembly with cooling system for each of the three (3) applications, for a total of three (3) pre-production samples at no charge. All additional samples will be purchased at prices to be mutually agreed upon between the parties.

Production Commercial Projections

PRODUCT	2011	2012	2013	2014
Projected UFO Unit Requirement	1,000	10,000	20,000	30,000
Projected Alias Unit Requirement	1,000	2,500	5,000	5,000
Projected USPS Unit Requirement*	0	0	0	0
Projected Total	2,000	12,500	25,000	35,000
Unit Price**	$2,377	$2,297	$2,021	$1,846

* The USPS program will commence in calendar year 2015.

** The Unit Price above shall apply for a standard HVH250-090 electric motor and housing assembly. The parties acknowledge a target price of $4,000 USD for a combined electric motor, housing and inverter. Remy is working with several inverter companies to achieve this target pricing for volume orders by June, 2011. In the event the cumulative unit volume is greater than 50,000 units, the price shall be $1846/unit.